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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 7, 2005

POWERCOLD CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Nevada	33-19584	23-2582701
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 Canfield Road La Vernia, Texas	78121
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 830 779-5223

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SEC 873  (3-05)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

ITEM 8.01 - OTHER EVENTS

The Registrant entered a long-term business relationship with E.I. du Pont de Nemours and Company (NYSE: DD) for the exclusive purchase and use of Caltrel® Plastic Tubing in the HVAC field of Fluid Coolers and Fan Coil Heat Exchangers.  DuPont also granted an exclusive license for use of the DuPontTM Caltrel® trademark.

The Agreement executed on October 7, 2005 and effective as of October 1, 2005, shall continue for a period of five (5) years, thereafter the parties will confer their mutual interest in any extension of the term of the Agreement. The Agreement supersedes any prior oral or written contracts, agreements, or arrangements between the parties.

Terms and conditions of the Agreement include the exclusive purchase and supply of Caltrel® plastic tubing.  For a period of five years, PowerCold® has the exclusive right to purchase Caltrel® material for use in Fluid Coolers and Fan Coil Heat Exchangers for HVAC applications.  For a period of at least two years, DuPont will sell and deliver, and PowerCold will purchase and accept from DuPont, Caltrel® plastic tubing.  PowerCold has the first option to purchase the DuPont Production Equipment to produce Caltrel® tubing, and agrees to purchase resins required for the production of the tubing solely from DuPont.

For the term of this Agreement, DuPont agrees not to develop or improve Equipment (or processes utilizing said Equipment) in collaboration with any third party specifically for use in the fields of Fluid Coolers and Fan Coils, and DuPont further agrees not to produce Caltrel® tubing for any such third party specifically in the aforementioned fields for this period.

SIGNATURES

FORM 8-K

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERCOLD CORPORATION

/s/ Francis L. Simola

___________________________

Francis L. Simola

Chairman and CEO

Date:  October 10,2005